Exhibit 19.1
BROADCOM INC.
INSIDER TRADING COMPLIANCE POLICY

I.POLICY
This Insider Trading Compliance Policy (this “Policy”) applies to Broadcom Inc. and each of its subsidiaries (collectively, “Broadcom”) and all of its employees, officers, board members and contractors (“Insiders”).
This Policy also applies to:
(i)Family members who reside or live with you,
(ii)Family members who do not live with you, but whose transactions in securities are controlled, directed or influenced by you,
(iii)Trusts of which you are a trustee or whose investment decisions are controlled, directed or influenced by you, and
(iv)Other entities controlled by you, including any corporations, partnerships, trusts or foundations (collectively, “Related Persons”).
For purposes of this Policy, transactions by Related Persons are treated as if they are your transactions.
The existence of a personal financial emergency does not exempt you from complying with this Policy.
A.Insider Trading Prohibition
The Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits “insider trading.”
“Insider trading” is the purchase, sale, transfer or exchange (“Trade” or “Trading”) of any security (such as stock) when you are in possession of material non‐public information (“MNPI”) relating to that security.
This Policy prohibits you from Trading Broadcom securities when you are in possession of MNPI related to Broadcom.
Similarly, you may not transact in any security of a Broadcom Business Associate (defined below) if you, in the course of working for Broadcom, learn of MNPI relating to that Broadcom Business Associate.
“Broadcom Business Associate” is an entity that you have information about due to your employment at or work for Broadcom, such as a customer, supplier or a company involved in a potential transaction with Broadcom.
The following would not be considered “Trades” or “Trading” under this Policy:
(i)Acceptance of equity awards granted by Broadcom,
(ii)Any exercise of stock options that does not involve the sale of Broadcom stock (such as an “exercise and hold” but not a “cashless” exercise of stock options),
(iii)Any mandatory sale of Broadcom stock by Broadcom upon the vesting of restricted stock units to satisfy tax withholding requirements per the terms of your restricted stock unit grant agreement,
(iv)Purchase of Broadcom stock pursuant to the Broadcom Employee Stock Purchase Plan,
(v)Bona fide gifts of Broadcom stock when the donor does not have MNPI and is not subject to the Trading Window Closure Period (defined below), and
(vi)Transactions of Broadcom securities made pursuant to an approved Trading Plan (defined below).
Broadcom Insider Trading Compliance Policy                             Updated: December 2024

The U.S. Securities and Exchange Commission (“SEC”), U.S. Department of Justice, and other domestic and foreign regulatory agencies investigate and pursue insider trading violations vigorously. The size of the transaction or the amount of profit received does not have to be significant to result in prosecution by such government authorities.
Violations of insider trading laws or this Policy may result in referral to government authorities for criminal prosecution and disciplinary action, including termination of employment or business relationship with Broadcom.
B.What is Material Non‐Public Information (MNPI)?
For purposes of this Policy, information is considered “material” if there is a reasonable likelihood that an investor would consider the information important in making a decision to buy, sell or hold a security or if the information is likely to have a significant effect on the market price of the security, whether over the short‐term or long‐term. Information that is “material” can be positive or negative information, or information that forecasts whether an event may or may not occur.
Information is “non‐public” if it is not available to the general public and has not been previously disclosed. For information to be considered public, it must be widely disseminated in a manner that makes the information generally available to the public. Information may be widely disseminated through media outlets, a conference call open to the general public or documents available on the SEC’s website. Widespread discussion of rumors does not make the information “public.” See Broadcom’s Code of Ethics and Business Conduct to learn more about protecting Broadcom’s confidential information.
Examples of “MNPI” include:
•Corporate financial and operating results or forecasts
•Significant change in the financial condition of the business
•Possible significant merger or acquisition or disposition of assets
•Significant cyber intrusion, data breach or other IT system failure
•Loss or addition of a significant customer, contract or design win
•Significant new litigation/investigation or significant development in existing litigation/investigation
•New product announcement or development of a significant nature
•Change in dividends or dividend policy
•Significant change in corporate strategy
•Significant change in senior management
C.Other Prohibited Actions or Transactions
No Insider, regardless of position held at Broadcom, may engage in any of the following activities (collectively, “Prohibited Activities”):
(i)Trading in Broadcom Derivative Securities
Trading in derivative securities may create an appearance that the Insider is Trading on MNPI. You and your Related Persons may not purchase or sell derivative securities of Broadcom stock, such as publicly‐traded options to purchase or sell such securities called “puts” or “calls.”
(ii)Hedging Broadcom Securities
Establishing a short position or hedging may create a misalignment of the interests of the Insider and the interests of Broadcom. You and your Related Persons may not hedge Broadcom stock (including short sales, forward sale contracts, collars, equity swaps and certain exchange funds).
Broadcom Insider Trading Compliance Policy                             Updated: December 2024

(iii)Margining or Pledging Broadcom Securities
When Broadcom securities are held in a margin account or pledged as collateral for a loan, a default on a loan may cause the lender to sell your Broadcom securities. You and your Related Persons may not hold Broadcom securities in margin accounts or pledge Broadcom securities as collateral.
Pledging of Broadcom securities as collateral for loans by executive officers ("Executive Officers") and members of the board of directors of Broadcom Inc. (“Board”) are not permitted without prior approval by the Board and the Nominating, Environmental, Social and Governance (“NESG”) Committee of the Board which may be granted only in very limited circumstances.
(iv)Tipping
You may not communicate or “tip” MNPI about Broadcom or any Broadcom Business Associate to another Insider or to anyone outside Broadcom, except those who have a legitimate need to know the information in order to perform their duties at or for Broadcom.
II.TRADING WINDOW CLOSURE FOR CERTAIN INSIDERS
A.Covered Persons
The following Insiders are subject to trading window closures (“Covered Persons”):
•All members of the Board,
•All Executive Officers,
•Certain employees and contractors of Broadcom who have or are likely to have access to MNPI in the normal course of their duties, and
•Related Persons of the individuals listed above.
Broadcom’s Legal Team will notify you via email if you are a Covered Person prior to the closure of the Trading Window (as defined below).
Broadcom’s Compliance Officer may extend or shorten the Trading Window as he or she deems appropriate.
If you have or are aware of MNPI about Broadcom, you may not Trade in Broadcom securities even if you are not deemed a Covered Person.
B.Quarterly Trading Window Closure Period
A Covered Person may Trade Broadcom securities only during a certain period of days (“Trading Window”), provided that such Covered Person does not have MNPI and, if applicable, has received clearance for the Trade in accordance with this Policy.
For Covered Persons, the Trading Window opens on the third full trading day after Broadcom releases its financial earnings and closes at the end of regular trading of Broadcom stock on the Friday prior to the last three weeks of each fiscal quarter.
C.Special Trading Window Closure Period
The Compliance Officer may also suspend Trading in Broadcom securities for some or all Insiders, from time to time, as he or she deems appropriate (a “Special Trading Window Closure Period” and together with a quarterly closed Trading Window, a “Trading Window Closure Period”), and need not provide any reason for such suspension.
You will be notified via email by the Legal Team if you are subject to a Special Trading Window Closure Period.
The imposition of a Special Trading Window Closure Period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
Broadcom Insider Trading Compliance Policy                             Updated: December 2024

D.Post‐Employment or Service Transactions
If a Covered Person’s employment or service terminates during a Trading Window Closure Period, the Covered Person will continue to be subject to the Trading Window Closure Period until the Trading Window Closure Period ends, unless notified by the Legal Team.
III.PRE‐CLEARANCE PROCESS FOR “RESTRICTED PERSONS”
Certain Covered Persons are required to pre‐clear with the Compliance Officer all Trades in Broadcom securities, including providing any gift or donation of Broadcom securities (“Restricted Person”), unless such Trades are part of an approved Trading Plan (defined below).
The Legal Team will notify you via email each quarter if you are a Restricted Person.
A.Pre‐Clearance of Trades by Restricted Persons
All Trades in Broadcom securities by Restricted Persons and their Related Persons must be pre‐cleared by the Compliance Officer.
Pre‐clearance requests by the Compliance Officer are submitted to the Chief Financial Officer for approval.
B.Pre‐Clearance Process
Approval of the pre‐clearance request is in the sole discretion of the Compliance Officer, or in the case of the Compliance Officer, the Chief Financial Officer. If pre‐clearance approval is provided, it only covers transactions that occur four (4) calendar days after the date of approval.
IV.10B5‐1 TRADING PLAN
A.Adopting a 10b5‐1 Trading Plan
Employees, Executive Officers and directors of Broadcom may enter into a SEC Rule 10b5‐1 trading plan (a “Trading Plan”) that is pre‐approved by the Compliance Officer.
If a Trading Plan is approved and established in good faith pursuant to SEC Rule 10b5‐1 and this Policy, an Insider can buy, sell or gift Broadcom stock under such Trading Plan while in possession of MNPI about Broadcom or during a Trading Window Closure Period.
All Trading Plans, including modifications, must be entered into when you are not in possession of MNPI and only during an open Trading Window period.
You may only have one (1) Trading Plan in operation, subject to limited exceptions. In addition, you may not have more than one (1) Trading Plan that covers a single trade within a 12‐month period.
B.Additional 10b5‐1 Trading Plan Requirements
Each Trading Plan must meet all of the following additional requirements:
(i)Must be pre‐approved by the Compliance Officer,
(ii)For employees and Executive Officers of Broadcom, must be executed with Broadcom’s designated broker for Broadcom’s equity plans,
(iii)Must be entered into in good faith at a time you are not aware of any Broadcom MNPI and contain a representation certifying as to the same,
(iv)Must be entered into only during an open Trading Window,
(v)Must permit termination or suspension of the transactions by Broadcom at any time when Broadcom believes that such transactions may not lawfully occur,
Broadcom Insider Trading Compliance Policy                             Updated: December 2024

(vi)Must not commence until the later of: ninety (90) days after adopting the Trading Plan or two (2) business days following the filing of the Form 10‐Q or Form 10‐K covering the financial reporting period in which the Trading Plan was adopted, but in any event not to exceed 120 days (“Cooling‐Off Period”), and
(vii)Must otherwise comply with SEC Rule 10b5‐1.
C.10b5‐1 Trading Plan Pre‐Approval Process
Employees and Executive Officers of Broadcom are required to work with Broadcom’s designed broker for its equity plans on the preparation of a Trading Plan.
The Trading Plan must be submitted for review by the Legal Team or the Compliance Officer at least one (1) week prior to the proposed date of adoption.
D.10b5‐1 Trading Plan Modification or Termination
A modification to a Trading Plan is deemed to be a termination of the old Trading Plan and an adoption of a new Trading Plan. As a result, the new Trading Plan will be subject to all of the requirements, limitations and prohibitions relating to transactions involving Broadcom securities that are contained in this Policy, including the Cooling‐Off Period. However, modifications that do not change the price, amount of securities or timing of the transactions will not trigger a new Cooling‐Off Period.
A Trading Plan may be terminated pursuant to terms in the Trading Plan.
E.Transactions Outside of a 10b5‐1 Trading Plan
Transactions outside of a Trading Plan are allowed as long as the Trading Plan continues to be followed, the shares subject to the Trading Plan are not sold outside the Trading Plan, and such transactions are during an open Trading Window period.
F.Disclosure of a 10b5‐1 Trading Plan per SEC Regulation
For Trading Plans entered into by Executive Officers or Board members, disclosure of the adoption, modification or termination of Trading Plans will be made in the Form 10‐Q or Form 10‐K covering the quarter in which the Trading Plan was adopted, modified or terminated pursuant to SEC regulations.
A Trading Plan does not exempt Executive Officers or Board members from complying with insider reporting requirements or short‐ swing profit rules or liability under Section 16 of the Exchange Act.
V.QUESTIONS
The Compliance Officer is responsible for the interpretation and enforcement of this Policy and will periodically review this Policy with the NESG Committee.
If you have questions about this Policy, contact Broadcom’s Compliance Officer at compliance.officer@broadcom.com.
VI.AMENDMENTS
This Policy may be amended as needed. In the event of any conflict or inconsistency between this Policy and any other materials distributed by Broadcom, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
Broadcom Insider Trading Compliance Policy                             Updated: December 2024

Appendix A

BROADCOM TRANSACTIONS
The Board may approve repurchase programs for Broadcom securities at its discretion, including through open market transactions, privately negotiated transactions or the use of plans designed to comply with Rule 10b5‐1 and 10b‐18 of the Exchange Act. However, no Broadcom entity shall, directly or indirectly, buy Broadcom securities while being aware of MNPI relating to Broadcom, other than pursuant to a Trading Plan or as otherwise provided for herein.
The Compliance Officer must pre‐approve any repurchases of Broadcom securities by Broadcom (excluding repurchases pursuant to an approved Trading Plan). Any such pre‐approval shall, absent notice to the contrary, be valid for the following five (5) business days. The Compliance Officer may, at any time in his or her discretion, prohibit Broadcom from trading in any Broadcom securities.
The prohibitions outlined in this Appendix A shall not apply to repurchases otherwise approved by the Board that do not involve a market transaction, including repurchases related to tax withholding or the redemption by Broadcom or the obligation to purchase Broadcom securities pursuant to a put right or other similar pre‐existing contract right or obligation of Broadcom (e.g., a redemption right in the underlying instrument).
A.Trading Window Period for Broadcom
Except as set forth in this Appendix A, Broadcom may repurchase Broadcom securities only during an open Trading Window and in compliance with the other requirements of SEC Rule 10b‐18 and this Policy. The Compliance Officer may at any time implement a Special Trading Window Closure Period for Broadcom by notice to the Chief Financial Officer. Whether or not a Special Trading Window Closure Period exists for Broadcom is confidential information and shall not be disclosed to any third party other than advisors of Broadcom with a reason to know such information and who are subject to a duty of confidentiality.
B.Rule 10b5‐1 Trading Plan
Broadcom may enter into a Trading Plan to buy Broadcom stock. Trading Plans may be implemented only (i) during an open Trading Window, (ii) when Broadcom is not aware of any MNPI about Broadcom, and (iii) after receiving pre‐ clearance from the Compliance Officer. A Trading Plan of a Broadcom entity may not be revoked or modified without the prior approval of the Compliance Officer.
No Trading Plan may be for a stated duration of less than 45 days, subject to any earlier revocation or amendment in accordance with this Policy.
Broadcom Insider Trading Compliance Policy                             Updated: December 2024
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